Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the XCF Global Inc. Registration Statement on Form S-4/A (File No. 333-296774) (the “Registration Statement”) and Prospectus, of our auditor’s report dated March 6, 2025 with respect to the consolidated financial statements of DevvStream Holdings Inc. as at July 31, 2024 and for the year ended July 31, 2024, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

July 24, 2026

MNP LLP

1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894